EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Valley National Bancorp:

We consent to the incorporation by reference in the registration statements (Nos. 333‑77673, 333-124215, 333-133430, 333-159050, 333-178867, 333-211060, 333-222345 and 333-235333) on Form S-8; and No. 333-223918 on Form S-3ASR of Valley National Bancorp of our reports dated March 10, 2020, with respect to the consolidated statements of financial condition of Valley National Bancorp as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Valley National Bancorp.

/s/ KPMG LLP

Short Hills, New Jersey
March 10, 2020